UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13G
                           (Amendment No. 1)


               Under the Securities Exchange Act of 1934

        Information to be Included in Statements Filed Pursuant
           To 240.13d-1(b), (c) and Amendments Thereto Filed
                          Pursuant to 240.13d

                    Sheffield Pharmaceuticals, Inc.
                           (Name of Issuer)

                             Common Stock
                    (Title of Class of Securities)


                              8212 3D309
                            (CUSIP Number)


                            March 27, 1998
                         (Date of Event Which
                  Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                           [ ] Rule 13d-1(b)

                           [X] Rule 13d-1(c)

                           [ ] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  8212 3D309         13G (Amendment No. 1)     Page 2 of 5 Pages

1)       Names of Reporting Persons/I.R.S. Identification Nos. of
         Above Persons

         Global Capital Management, Inc./FEIN 41-1625323

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)     [  ]
         (b)     [  ]

3)       SEC Use Only

4)       Citizenship or Place of Organization

         Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)       Sole Voting Power

         611,530

6)       Shared Voting Power

         0

7)       Sole Dispositive Power

         611,530

8)       Shared Dispositive Power

         0

9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         611,530

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         [  ]

11)      Percent of Class Represented by Amount in Row (9)

         4.7%

12)      Type of Reporting Person (See Instructions)

         CO


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CUSIP NO.  8212 3D309         13G (Amendment No. 1)     Page 3 of 5 Pages

                                       SCHEDULE 13G
                                      AMENDMENT NO. 1

ITEM 1.     (a)     Name of Issuer:

                    Sheffield Pharmaceuticals, Inc.

            (b)     Address of Issuer's Principal Executive Offices:

                    30 Rockefeller Plaza
                    Suite 4515
                    New York, New York 10112

ITEM 2.     (a)     Name of Person Filing:

                    Global Capital Management, Inc.

            (b)     Address of Principal Business Office:

                    602 Carlson Parkway
                    Suite 200
                    Minnetonka, Minnesota 55305

            (c)     Citizenship:

                    Delaware

            (d)     Title of Class of Securities:

                    Common Stock

            (e)     CUSIP Number:

                    8212 3D309

ITEM 3. If this statement is filed pursuant to Rule 13d-1(c), check this box:

            [X]

ITEM 4.     Ownership

            (a)     Amount Beneficially Owned:

                    611,530

            (b)     Percent of Class:

                    4.7%

            (c)     Number of shares as to which such person has:

                    (i)      Sole power to vote or to direct the vote

                             611,530

CUSIP NO.  8212 3D309         13G (Amendment No. 1)     Page 4 of 5 Pages

                    (ii)     Shared power to vote or to direct the vote

                             0

                    (iii)    Sole power to dispose or to direct the
                             disposition of

                             611,530

                    (iv) Shared power to dispose or to direct the disposition of

                             0

ITEM 5.     Ownership of Five Percent or Less of a Class

            If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

ITEM 6.     Ownership of More Than Five Percent on Behalf of Another Person

            No Change

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not Applicable

ITEM 8.     Identification and Classification of Members of the Group

            Not Applicable

ITEM 9.     Notice of Dissolution of Group

            Not Applicable

ITEM 10.    Certification

            No Change

CUSIP NO.  8212 3D309         13G (Amendment No. 1)     Page 5 of 5 Pages

                                 SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: April 8, 1998                     GLOBAL CAPITAL MANAGEMENT, INC.


                                        By:     /s/ John D. Brandenborg
                                           -------------------------------
                                        Name:   John D. Brandenborg
                                        Title:  Vice President